Exhibit 10.1

EMPLOYMENT AGREEMENT

           This Employment Agreement (the “Agreement”) is entered into as of the date set forth below between Wilhelmina International, Inc. (the “Company”), and Alex L. Vaickus (the “Employee”).

           WHEREAS, the Company desires to employ the Employee, and Employee desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

           NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1
EMPLOYMENT

1.1.	Employment. The Company hereby employs the Employee and the Employee hereby accepts employment by the Company for the period and upon the terms and conditions contained in this Agreement.

1.2.
Office and Duties. Beginning on the Start Date (as defined below), the Employee shall serve the Company and its affiliates as Chief Executive Officer of the Company, and shall perform all duties and functions reasonably appurtenant to such position and as lawfully directed by the Chairman of Wilhelmina International, Inc. (the “Chairman”) or the Board of Directors of the Company (the “Board”).  The Company may from time to time redefine the duties of the Employee hereunder in furtherance of the business of the Company.

1.3.
Full Time Employment; Performance.  During the term of employment under this Agreement, the Employee shall devote on a full-time basis all of his time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company and its affiliates.  The Employee shall strictly comply with (i) the policies or written manuals of the Company, (ii) such other rules and regulations as may be adopted from time to time by the Company or its parent which are applicable generally to the Company’s employees and (iii) the lawful directives and instructions of the Chairman and the Board.  It is understood that the Employee may, as a passive investor, invest his own assets (subject to the limitation contained in Section 5.3) and may engage in civic, community and religious activities provided such activities do not interfere with his duties as an employee of the Company or are inconsistent with his duties and contractual obligations hereunder.  The Company acknowledges that Employee is a non-compensated advisory board member to Wondermode.  Any additional board or advisory roles are not permitted unless first approved by the Chairman or the Board.

1.4.
Place of Work.  The Employee shall perform services under this Agreement at the Company’s principal office currently located in New York, New York, and at such other place or places as directed by the Chairman or the Board.

ARTICLE 2
TERM

2.1
Term.  Unless otherwise terminated in accordance with Article 4, the term (as may be extended herein, the “Term”) of this Agreement shall be for an initial period of twenty-four (24) months from August 31, 2012 to August 31, 2014; provided that the term of this Agreement shall automatically extend (i.e., evergreen) for additional twelve (12) month periods unless either party informs the other in writing of non-renewal no later than ninety (90) days prior to the end of the initial twenty-four month period (or if the Agreement was extended, prior to end of any twelve month renewal period).  Employee’s actual start date with the Company following commencement of the Term (the “Start Date”) shall be mutually determined by the parties.

ARTICLE 3
COMPENSATION FOR EMPLOYMENT

3.1.
Base Salary.  The Company shall pay the Employee an annualized salary of $500,000, less all applicable deductions for taxes, social security payments and similar deductions as required by law and the employee’s share of the cost of employee benefits as determined by the Company.  The foregoing salary shall commence as of the Start Date and be payable to the Employee in accordance with the Company’s customary payroll practices.

3.2.
Bonus.  The Employee shall be entitled to an annual bonus equal in amount to 7.5% of pre-bonus EBITDA between $5,500,000 and $6,500,000. The Employee shall be entitled to a second annual bonus equal in amount to 10% of pre-bonus EBITDA between $6,500,000 and $7,500,000. The Employee shall be entitled to a third annual bonus equal in amount to 15% of pre-bonus EBITDA greater than $7,500,000. The cash bonus will be determined based on the actual calendar year (i.e., full year 2013 and 2014, as applicable) EBITDA (earnings before interest, taxes, depreciation and amortization) of the Wilhelmina Entities (as defined below); provided that for purposes of the calculations hereunder, EBITDA of the Wilhelmina Entities shall include Employee’s base salary and other compensation related expense (other than cash bonus) hereunder, e.g., stock option expense and T&E, regardless of wether such amounts are accounted for as part of the Wilhelmina Entities for GAAP or tax purposes (“pre-bonus EBITDA”).

The timing of the payment of the foregoing bonus (if applicable) shall be consistent with the Company’s customary practices with respect to the timing of bonus payments to its employees, provided that payment of such bonus shall be made no earlier than following final determination of actual calendar year EBITDA based on the Company’s annual audit. “Wilhelmina Entities” mean the 100% owned direct and indirect subsidiaries of the Company.  For purposes of illustration, if calendar year pre-bonus EBITDA was $7,750,000, Employee would receive a bonus of $212,500 [$212,500 = (a) 7.5% of $1,000,000 plus (b) 10% of $1,000,000 plus (c) 15% of $250,000].

In the event the Employee ceases to be employed as of a date other than the last day of a calendar year, the Employee shall be entitled to a partial bonus if, and only if, the amount of trailing twelve-month period pre-bonus EBITDA, as of the quarter end immediately preceding the Employee’s last day of employment, is in excess of pre-bonus EBITDA for the preceding calendar year.  If the Employee is entitled to a partial boinus, the partial bonus will be equal in amount to 7.5% of pre-bonus EBITDA between $5,500,000 and $6,500,000; 10% of pre-bonus EBITDA between $6,500,000 and $7,500,000; and 15% of pre-bonus EBITDA greater than $7,500,000.  For purposes of illustration, if (i) Employee worked through August 31, (ii) prior calendar year pre-bonus EBITDA was $6,000,000, and  (iii) trailing twelve month pre-bonus EBITDA as of June 30 was $8,000,000, Employee would receive a bonus of $250,000 [$250,000 = (a) 7.5% of $1,000,000 plus (b) 10% of $1,000,000 plus (c) 15% of $500,000].

3.3.
Stock Option Awards.  Employee shall receive an annual stock option award in the amount of 2,000,000 option shares under the Company’s 2011 Incentive Plan (the “Plan”) struck at the closing price of Company’s stock as of the date of grant.  Each stock option award will vest ratably in five (5) equal increments beginning on the first anniversary of the date of grant.  The first such grant shall be made promptly following the Start Date, and each successive annual grant shall be made on or promptly following the anniversary thereof. The form of such grants, including the terms and conditions therein, will be determined by Company consistent with the Plan.

3.3.
Payment and Reimbursement of Expenses.  The Company shall pay or reimburse the Employee for reasonable business expenses incurred by the Employee in performing his obligations under this Agreement in accordance with the policies and procedures of the Company, provided that (i) Employee has obtained appropriate prior approval with respect to each expense, (ii) Employee properly accounts for and documents such expenses in accordance with the regular policies of the Company and (iii) Employee submits such documentation is a timely manner.  Business class air fare will be permitted on international flights.

3.4.
Benefits.  The Employee shall be entitled to participate in or receive benefits under any plan or arrangement made available by the Company to its employees generally (including any health, dental, disability, and life insurance programs), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  Any such plan or arrangement shall be revocable and subject to termination or amendment at any time.

3.5.
Vacation.  The Executive shall be entitled to such holidays as the Board may from time to time determine and, in addition, shall be entitled to four (4) weeks paid vacation (20 working days), provided, however, that (a) any vacation time which is not used during the Employment year which accrued shall expire and be forfeited and (b) in no event shall the Company be obligated to pay or otherwise compensate the Executive for any accrued vacation time that has not been used prior to the expiration or earlier termination of this Agreement. Employee shall provide his supervisor with reasonable advance notice of dates Employee intends to use paid vacation days and the timing of any such vacation days shall be subject to the approval of his supervisor.

ARTICLE 4
TERMINATION

4.1.
Termination by the Company.  The Company may terminate the employment of the Employee at any time for Cause or without Cause.  For purposes hereof, “Cause” shall mean the occurrence of any of the following:

(i)
without limiting the applicability of any other clause of this Section 4.1, any breach of this Agreement that remains uncured within ten (10) days after a written demand for performance is delivered or sent to the Employee identifying the manner in which Employee has not performed;

(ii)	any violation of Article 5 or Section 6.8 of this Agreement by the Employee (it being understood that no cure period shall apply).

(iii)
Employee’s commission of a dishonest or fraudulent act in connection with his employment or an act intended to result in personal enrichment of Employee at the expense of the Company, or the misappropriation of Company property in the reasonable determination of the Board;

(iv)	the Employee’s intentional or willful disobedience of a lawful directive of the Board of Directors (whether by commission or omission) or any policy of the Company;

(v)	gross negligence or willful misconduct in the performance of the Employee’s duties or responsibilities under this Agreement;

(vi)
 the Employee’s indictment on, formal charge of, conviction of, or plea of nolo contendere to, (i) any misdemeanor involving dishonesty (such as theft, forgery, or fraud) or moral turpitude or (ii) any felony;

(vii)	the Employee’s insobriety during working hours, in violation of standard Company policy or use of illegal drugs in violation of standard Company policy; or

(viii)
the death of the Employee, or the inability (with, in the case of disability, reasonable accommodation) of the Employee for any reason to perform his duties hereunder for a continuous period of 30 days (60 days in the case of disability) for reasons other than actions by the Company;

Any notice of discharge for Cause shall describe with reasonable specificity the Cause for termination of Employee’s employment as well as the effective date of the termination.

4.2.
Termination by Employee.  The Employee may terminate this Agreement, and his employment hereunder, for “Good Reason” by providing the Company with written notice.  After receipt of said notice, the Company may, in its sole discretion, relieve the Employee of his duties prior to the expiration of any notice period given without affecting the voluntary nature of the Employee’s termination.  “Good Reason” shall mean a reduction of Employee’s salary during the Term.

4.3.
Post-Termination Obligations to Employee.  If the Company terminates the employment of the Employee for Cause, or without cause, or if the Employee terminates his employment for Good Reason (or the Employee otherwise voluntarily terminates his employment with the Company), the Company shall have no further liability or obligation to the Employee under this Agreement or otherwise in connection with his employment hereunder, except for (i) any unpaid salary accrued through the date of termination, (ii) any unreimbursed expenses properly incurred prior to the date of termination or (iii) as specifically provided in Article 5; provided that, if the Company terminates the employment of the Employee without Cause or the Employee voluntarily terminates his employment for Good Reason, then the Company shall continue to pay the Employee his salary (net of withholding for federal and state income taxes, social security payments, employee benefit costs and similar deductions) at the rate and in the manner set forth in Section 3.1 for the lesser of (a) the Number of Qualifying Months (as defined below) after such termination or (b) the number of months remaining under the Term of the Agreement (assuming no renewal would occur); provided further that the Company shall be entitled to suspend all post-termination payments to the Employee during any period when the Employee is in breach of any of the covenants contained in Article 5.  For avoidance of doubt, any post termination payment of salary set forth in the immediately preceding sentence (1) shall be in lieu of, and not in addition to, any payment to which the Executive may be entitled pursuant to Section 5.3(ii), (2) are in lieu of all other benefits or claims that the Employee might assert against the Company, and (3) are conditioned upon the Employee's execution of a full, complete, and binding release of the Company from any and all liabilities arising in connection with his employment by the Company or the termination thereof, on a form acceptable to the Company. For purposes of this Section 4.3, the “Number of Qualifying Months” equals (x) three (3) months plus (y) for each twelve (12) month renewal period that has commenced under Section 2.1 of this Agreement, one (1) month.  For purposes of illustration: upon renewal of this Agreement following the initial twenty-four month period, the Number of Qualifying Months shall increase from three (3) to four (4), upon renewal of this Agreement once again (i.e., for a second twelve month renewal term), the Number of Qualifying Months shall increase to five (5), etc.

ARTICLE 5
RESTRICTIVE COVENANTS

5.1
Performance of Services. Throughout his employment by the Company, the Employee agrees to perform faithfully and industriously the duties assigned to him hereunder to the best of his ability, to devote substantial business time and attention, and his best efforts, abilities, experience, and talent, to the positions and titles held and for the business of the Company and its affiliates.

5.2	Confidentiality.

(i)	For purposes of this Agreement:

1.
“Confidential Information” means all trade secrets and non-public information concerning the Company and its affiliates and/or their business (whether made available to Employee orally, visually, in writing, or in electronic or other tangible form or otherwise and whether or not during working hours), including, but not limited to, business plans, marketing strategies, customer or client lists or contact information, model or talent lists or contact information, scouting plans or procedures, Contractual Information (as defined below), financial information and any other information regarding the conduct of the Company’s business and operations.

2.
“Contractual Information” means the terms set forth in the contracts and agreements of the Company including (i) commission rates, service charge, terms of commencement and expiration and other terms set forth in representation agreements and (ii) salary, bonus, expiration, restrictive covenants and other terms of any employment agreement, including this Agreement.

3.	“Talent” means model, entertainer, musician, artist, photographer, athlete or other “talent” or celebrity, including any bands, “acts”, teams or entities affiliated with or compromising the foregoing.

(ii)
The Employee covenants and agrees that during the Term and all times thereafter he will not make use of any Confidential Information of his own benefit or the benefit of any party other than the Company (including any entity in competition with the Company), or disclose to any third party any Confidential Information, except (a) if ordered by judicial process (provided that the Company is informed in advance and has an opportunity to obtain an appropriate protective order or take other action as the Company deems appropriate, except if Employee is prohibited from doing so by court order or government agency directive), (b) if any such disclosure is customary in fulfillment of Employee’s duties for the Company and done in good faith in furtherance of the business of the Company and its affiliates or (c) to the extent authorized in writing by the Company.

(iii)
Employee covenants and agrees that during the Term and all times thereafter not to knowingly or intentionally (1) download or export, print or copy, or otherwise transmit or deliver to any person or entity (including to or through one’s own personal email account), any Confidential Information for use (whether personal or third party) other than for the exclusive benefit of the Company and its business, (2) modify, remove, destroy or delete any Confidential Information contained on Company’s systems in an unauthorized manner, including in any manner designed to undermine the integrity of such information or (3) relocate the Company’s computer hardware or software off premises without proper authorization.

(iv)
The Employee further covenants and agrees that, upon termination of his employment hereunder, he will surrender to the Company all books, lists, records, documents and other similar Company property obtained by him or entrusted to him during the course of his employment by the Company (together with all copies thereof) that contain any Confidential Information or that were paid for by the Company, it being explicitly understood and agreed that all such books, records, lists, documents and property are and shall remain the property of the Company.

(v)
Employee acknowledges that to the extent the Employee has an obligation to any former employer not to disclose trade secrets and/or other legally protected confidential information, Employee intends to honor such obligation at all times while in the employ of the Company. Specifically, Employee represents and agrees that Employee has not and will not knowingly use for the benefit of the Company and its affiliates, or disclose to any person employed by the Company, any trade secrets or other legally protected confidential information of any former employer.

5.3	Non-Compete.

(i)
Employee agrees that during the Term and continuing for a period of twelve (12) months thereafter (the “Restricted Period”) (regardless of the reason or basis of the termination of employment and regardless of whether such termination was voluntary or involuntary) the Employee will not own, engage in, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or act or be connected as an officer, director, employee, agent, representative, consultant, partner, joint venturer, stockholder, member, beneficiary or otherwise with, any Competing Business (defined below).  For purposes of this Agreement, “Competing Business” means any business or enterprise (1) that is engaged in (a) the business of representing, promoting and/or managing the careers or professional opportunities of, models or other Talent or (b) any other business in which the Company and its affiliates is materially engaged and (2) which operates within one hundred and fifty (150) miles of any location where the Company or any of its affiliates  have operated at any time during the period of Employee’s employment with the Company and its affiliates.

(ii)
Notwithstanding anything to the contrary contained in Section 5.3(i), except in the case where Employee voluntarily terminated his employment with the Company other than for Good Reason or the Company terminated Employee’s employment for Cause, the restrictive covenant set forth in Section 5.3(i) shall have no effect following the cessation of Employee’s employment with the Company and its affiliates unless the Company continues to pay Employee his salary (net of withholding for federal and state income taxes, social security payments, employee benefit costs and similar deductions) at the rate and the manner set forth in Section 3.1; provided that all or any portion of any such salary payment may be paid within fifteen days of any bi-weekly regular payroll date of the Company; provided further that the Company shall be entitled to suspend a post-termination payments to the Employee  and still enforce the provisions of 5.3(i) during any period when the Employee is in breach of such covenant. For avoidance of doubt, any determination to make the foregoing payments is in the sole and absolute discretion of the Company and may be terminated by the Company at any time.

5.4
Nonsolicitation.  Employee agrees that during the Restricted Period (regardless of the reason or basis of the termination of employment and regardless of whether such termination was voluntary or involuntary), Employee shall not:

(i)
solicit, induce or in any manner attempt to solicit or induce (or assist any third party in soliciting or inducing) any person employed by, or acting as a consultant, independent contractor or agent of, the Company to terminate such person’s employment or other relationship, as the case may be, with the Company;

(ii)
solicit or induce, or in any manner attempt to solicit or induce (or assist any third party in soliciting or inducing), (a) any model or other Talent represented by the Company to terminate, modify or not renew any contract, arrangement or relationship with the Company or (b) any model or other Talent with whom the Company is in discussions with respect to representation (or was in discussions with respect to representation at any time within the twelve months prior to the cessation of Employee’s employment with the Company) not to enter into a contract, arrangement or relationship with the Company;

(iii)
solicit or divert, or  in any manner attempt to solicit or divert (or assist any third party in soliciting or diverting), or otherwise accept as a customer or client, any customer or client of the Company, or request, advise or otherwise induce (or assist any third party in party in inducing) any customer or client of the Company to withdraw, curtail or cancel such customer’s business with the Company; or

(iv)
solicit or induce (or assist any third party in soliciting or inducing) any mother agents, licensees or other partners, suppliers or other counterparties to terminate, modify or not renew any contract, arrangement or relationship with the Company, or any prospective mother agents, licensees or other partners, suppliers or other counterparties not to enter into a contract, arrangement or relationship with the Company.

5.5
Ownership of Information, Inventions and Original Work.  The Employee agrees that all records and documents embodying any Confidential Information or pertaining to the existing or contemplated scope of the Company’s business, whether conceived, prepared or developed by the Employee, the Company or otherwise, either alone or with others, are the exclusive property of the Company.  Without limiting the foregoing,  the Employee agrees that that any creative works, photos, discoveries, designs, inventions, improvements, modifications, enhancements, know-how and other information conceived, created or developed by Employee, either alone or with others, during his employment by the Company and that reasonably comes within the existing or contemplated scope of the Company’s business (collectively referred to as “Creative Work Product”) are the exclusive property of the Company.  The Employee shall promptly disclose to the Company any such Creative Work Product, and cooperate with the Company in obtaining any intellectual property rights (including patents or copyrights) on such Creative Work Product as deemed advisable by the Company.  Any Creative Work Product disclosed by the Employee to the Company or any third party within one year following the termination of employment from the Company shall be deemed to be owned by the Company under the terms of this Agreement, unless conclusively established by the Employee to have been conceived after such termination.

5.6	Enforceability of Covenants. The following provisions shall apply to the covenants of the Employee set forth above in this Article 5:

(i)
The Employee expressly acknowledges that the remedy at law for any breach of Article 5 may be inadequate and that upon any such breach or threatened breach, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Employee’s obligations under those provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy.  The Employee hereby consents to the granting of such relief (including temporary restraining orders after reasonable notice prior to application therefor) by any court of competent jurisdiction.  The rights conferred upon the Company hereby shall not be exclusive of, but shall be in addition to, any other rights or remedies that the Company may have at law, in equity or otherwise.

(ii)
It is the intent and understanding of each party hereto that if in any action before any court or agency legally empowered to enforce the covenants contained in this Article 5 or any term, restriction, covenant, or promise contained herein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

(iii)
During any period in which the Employee is in breach of the covenants contained in Article 5, the time period of those covenants shall be extended for an amount of time that the Employee is in breach of the covenants.

(iv)
The covenants contained in this Article 5 shall continue in effect pursuant to and to the extent consistent with their terms, notwithstanding the termination of the Employee’s employment pursuant to this Agreement or the expiration of the Term.

(v)	All references to the Company in this Article 5 shall be deemed to refer to the Company and its affiliates.

(vi)	Employee acknowledges that the Company would not have extended employment to Employee in the absence of Employee’s agreement to the terms of this Article 5.

ARTICLE 6
GENERAL

6.1
Governing Law. This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of New York, without giving effect to any conflict of laws rules that would refer the matter to the laws of another jurisdiction.  All disputes and controversies between the parties hereto arising out of or in connection with this Agreement shall be handled at a proceeding whose situs is in New York County, New York.  At the election of the Company or Employee, any disputes and controversies under this Agreement between the parties hereto will be submitted to a three person arbitration panel under the rules of the American Arbitration Association.  If the Company or Employee elects to arbitrate, the decision of such arbitration panel shall be binding on the parties hereto (although each party shall retain his right to appeal any questions of law arising at the hearing), and judgment may be entered thereon in any court having jurisdiction and following this Agreement.  The costs of arbitration, including any administration fee and the costs for the use of facilities during the hearings, shall be borne equally by the parties.

6.2
Binding Effect.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and permitted assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee, and the Company may not assign its rights, duties, or responsibilities without the consent of the Employee.

6.3
Notices.  All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given and received when personally delivered, or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by overnight delivery service or when emailed, addressed as follows:

If to the Employee:	Alex L. Vaickus 2734 N. Greenview Ave. Chicago, IL 60614 Email: vaickus@sbcglobal.net
If to the Company:	Wilhelmina International, Inc. 200 Crescent Court, Suite 1400 Dallas, Texas 75201 Attn: Mark Schwarz Email: mark.schwarz@wilhelmina.com
Such addresses may be changed from time to time by written notice to the other party.

6.4
Entire Agreement; Modification.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all other agreements (oral or written) with respect to the subject matter hereof.  This Agreement may not be modified or amended in any way except in writing by the parties hereto.

6.5
Duration.  Notwithstanding the termination of the Employee’s employment by the Company, this Agreement shall continue to bind the parties for so long as any obligations remain under the terms of this Agreement.

6.6
Attorney Fees. If any action at law or in equity, including an action for injunction or declaratory relief, is brought to enforce or interpret the provisions of this Agreement, each party shall pay their own legal fees and all of their costs and expenses of litigation.

6.7
Non-Waiver. The failure by the Company to complain of any act or omission on the part of the Employee, no matter how long the same may continue, shall not be deemed to be a waiver by the Company of any of its rights under this Agreement. The waiver by the Company at any time, expressed or implied, of any breach or attempted breach of this Agreement shall not be deemed a waiver or a consent to any subsequent breach or attempted breach of the same or any other type. If any action by the Employee shall require the consent or approval of the Company, such consent to or approval of the Company to such action on any one occasion shall not be deemed a consent to or approval of any other action on the same or any subsequent occasion.

6.8
Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.9
Subsidiaries and Affiliates.  Wherever the term affiliate (with reference to the Company) is used in the Agreement, it shall include all subsidiaries of Wilhelmina International, Inc. and all other entities controlled or operated by Wilhelmina International, Inc., as such subsidiaries and entities may exist from time to time.

6.10	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute the same Agreement.

[SIGNATURE PAGES FOLLOW]

 8/29/2012

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed this Agreement as of the day and year first written above.

EMPLOYEE:

By:           /s/ Alex Vaickus
Alex L. Vaickus

COMPANY:

By:           /s/ Mark Schwarz
Mark E. Schwarz
Chairman and CEO